Exhibit 99.1

PRESS RELEASE

July 20, 2020

Merriam, Kansas

Seaboard Corporation (NYSE AMERICAN: SEB) today announced that its Board of Directors has appointed Ellen S. Bresky as a director and Chairperson of the Board, filling the vacancy previously held by her late husband, Steven J. Bresky.  In connection with this appointment, the Board also appointed Douglas W. Baena, who is currently an independent director and Chairman of Audit Committee, to be Lead Director, with responsibility to act as liaison between the Board and Company management.

Seaboard also announced that the Board elected Robert L. Steer, the Company’s current Executive Vice President and Chief Financial Officer (“CFO”), to the office of President and Chief Executive Officer, effective immediately, to succeed Mr. Bresky.  Mr. Steer has served as Executive Vice President and CFO of the Company since April 2011, and he has been with the Company for more than 35 years serving in various capacities.  Mr. Steer will also continue to serve as CFO until a successor CFO is identified and appointed.

Seaboard also announced that the Board elected Jacob (Jack) A. Bresky, son of Steve and Ellen Bresky, to the office of Vice President-Business Development.  Jack has been with Seaboard more than seven years.

Ms. Bresky and Mr. Baena stated: “We are confident that these appointments will provide continuity for Seaboard’s businesses and will enable Seaboard to continue the legacy of the late Mr. Bresky, Seaboard’s former President/CEO.”

About Seaboard Corporation:

Seaboard Corporation is a diversified international agribusiness and transportation company, primarily engaged in domestic pork production and processing and cargo shipping.  Overseas, Seaboard is primarily engaged in commodity merchandising, flour and feed milling, produce farming, sugar production and electric power generation.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Seaboard. Forward-looking statements generally may be identified as statements that are not historical in nature and include, without limitation, statements concerning Seaboard's management succession planning process.  Seaboard undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to a variety of factors. Such factors include Seaboard's ability to successfully execute its management succession plan, including its ability to identify a successor Chief Financial Officer, as well as the other factors disclosed under “Item 1A. Risk Factors” in Seaboard’s most recent Annual Report on Form 10-K and, to the extent applicable, its Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission.